Thrive World Wide, Inc.
638 Main Street
Lake Geneva, Wisconsin 53147

February 3, 2010

Jarish, Inc.
2936 Lincoln Ave Ste 113
San Diego, Ca. 92104
Attention: Israel Rivera
Chairman and Chief Executive Officer

Re: Letter of Intent For Proposed Transaction

Ladies and Gentlemen:

This letter of intent ("Letter of Intent") sets forth the principal terms of a preliminary proposal between Thrive World Wide and its assignees ("TWWI") and Jarish, Inc. and its affiliated and related entities ("JI") with respect to the acquisition of all the capital stock of JI by TWWI, or an acquisition subsidiary of TWWI ("Newco"), on the terms and subject to the conditions set forth below (the "Acquisition").

1. a. Merger. TWWI shall form Newco for the purpose of acquiring all of the issued and outstanding capital stock of JI in exchange for Eighteen Million (18,000,000) shares of common stock of TWWI, the shareholders of TWWI, together with certain other intermediary parties, shall retain a net amount of Nine Million (9,000,000) shares of the currently existing Twenty-Seven Million (27,000,000) shares of common stock, after the closing of the transaction and the return and reissuance of shares as provided for herein. In addition, TWWI will issue Three Million (3,000,000) shares of newly issued stock to JI. It is the intent of the parties that the Acquisition be structured pursuant to the provisions of Section 368(a)(1)(C) of the Internal Revenue Code, in connection with a tax free reorganization. The shares will be issued in a non-public offering pursuant to Section 4(2) of the Securities Act of 1933, as amended, and under corresponding applicable state law. Upon Closing, the parties agree that the JI shareholders shall have the right to control the operations of Newco and its core business (the "Business"); provided, however, that no transfer or other disposition of the assets shall be made by Newco other than in the ordinary course of its business. It is the understanding of the parties that the capital merger set forth in Section 1.b below, and prior to the financing, shall be as set forth below in Paragraph 1.a.(i), and as depicted in Exhibit A hereto.

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1. a. (i). Post Closing Pre-Financing Capital Structure:

JI shareholders shall have Twenty One Million (21,000,000) Shares of Common Stock and Thrive World Wide, Inc. shareholders and other intermediary parties shall have Nine Million (9,000,000) Shares of Common Stock.

1. b. Post-closing Financing. The parties acknowledge that the operations of the company will be impossible to continue and develop without adequate capital and do hereby undertake and agree to the raising of an amount mutually agreed upon of either debt and/or equity financing in the merged entity to fulfill these needs.

2. Due Diligence; Access to Information. From the date of execution of this Letter to and including the closing date of the Transaction, JI shall permit TWWI and its authorized representatives full access to all records and other data relating to it, as well as access to its properties and assets. In that connection, JI shall furnish to TWWI and its representatives such financial and operating data and such other information with respect to its businesses, properties and assets as TWWI shall from time to time reasonably request. JI shall disclose to TWWI and its representatives any transactions entered into by JI and its subsidiaries during the 12 months prior to the date of this Letter.

3. Definitive Documentation. Promptly after the execution of this Letter by the parties hereto, the parties hereto shall use good faith efforts to draft, negotiate and execute a mutually acceptable definitive agreement providing for, among other things, customary representations, warranties, indemnities, conditions, covenants and other terms in a transaction of this nature. The Transaction is further subject to (i) the approval of the Acquisition and related transactions by a majority of the shareholders of JI, (ii) the JI shareholders entering into employment agreements as described in Section 6 hereof, (iii) aggregate liabilities of JI not exceeding Sixty Thousand Dollars ($60,000) at Closing, including costs related to the Transaction; (iv) there shall not have occurred a material adverse change in the business, properties, results of operation, condition or prospects of JI, (v) the completion of satisfactory due diligence by both parties and (vi) receipt of requisite consents and approvals.

4. Nondisclosure; Confidentiality. Each party (i) shall keep confidential and will not otherwise disclose the Transaction, the terms of this Letter, the terms of the definitive agreement or of any other document required to be executed in order to consummate the Transaction, and (ii) will not use any such information in any manner whatsoever, either by oral or written disclosure, without the prior written approval of the other party, which approval shall not be unreasonably withheld, unless such disclosure is required to be made under applicable law or necessary to fulfill a party's due diligence obligations under Paragraph 2 above. Each party

will consult and agree upon the terms and substance of all press releases and publicity statements with respect to this Letter and the Transaction.

5 Consulting Fee Within 30 days of closing and beginning at the 1st of every month, Z Yachts Corporation, will receive $5000.00 a month for 12 months from JI.

5. Newco Board of Directors and Chief Executive Officer. At any time after Closing, the JI shareholders shall appoint the Board of Directors of Newco as well as its Chief Executive Officer and its management.

6. Employment Agreements. Israel Rivera, as Chairman and Chief Executive Officer; and Eduardo Rivera as Director, will enter into three (3) year employment agreements with Newco upon Closing and Israel Rivera's title shall be Chairman of the Board, President and Chief Executive Officer. Such employment agreements shall collectively provide for (i) salary for the first 6 months after the Closing (the "Initial Period") to be paid at an annual rate of an aggregate $60,000, (ii) subsequent to the Initial Period, the collective annual salary shall be an aggregate $60,000, (iii) certain milestone bonuses to be paid in cash and (iv) future stock option issuances at the discretion of the Board of Newco. The employment agreements will also include termination provisions which restrict termination of employment to cause, and without cause but only with the consent of a majority of the Board of Newco which must include at least two TWWI nominated Director. The roles of the JI Executives shall be as set forth in the attached exhibit to this Letter of Intent.

7. Termination. The parties at any time can mutually consent to terminate this Letter except that Paragraphs 4, 9 and 14 shall continue in accordance with their terms. Except with respect to the provisions 4, 9 and 14, either TWWI or JI may terminate this letter and thereafter this letter shall have no force and effect and the parties shall have no further obligations hereunder if the Agreement is not signed on or before February 8, 2010, if such terminating party is not in breach of any of the binding provisions hereof.

8. Indemnification. Subject to the execution of a definitive agreement and mutually agreeable deductibles, ceilings and statute of limitations and other terms, TWWI and JI shall indemnify each other for any and all claims, losses and liabilities customary in similar transactions including those arising in connection with representations, warranties, covenants and agreements.

9. Expenses. Except as disclosed in Paragraph 1 of this Letter, each party shall pay its own expenses in connection with the negotiation, preparation and consummation of the Transaction.

Very truly yours,
Thrive World Wide, Inc.

Andrew Schenker, CEO

AGREED TO AND ACCEPTED THIS 3rd DAY OF February 2010.

JI, Inc.

Israel Rivera, CEO